EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is dated effective as of the 2nd day of January, 2006, and is entered into by and between Art Morley, an individual residing in Pleasanton, California (the "Employee"), and Avasoft, Inc., a California corporation (the "Company")

WITNESSETH:

WHEREAS, the Company desires to retain the Employee as a senior executive officer of the Company, and the Employee desires to perform such duties.

NOW, THEREFORE, the Employee and the Company hereby agree as follows:

EMPLOYMENT

Upon the terms and subject to the conditions contained herein, during the term of this Agreement, the Company hereby employs the Employee as the President and Vice President of Sales of the Company. The Employee shall be responsible for such duties as may from time to time be assigned to the Employee by the Chief Executive Officer. The Employee hereby accepts such employment and, during the term hereof shall devote all of his business time, skill, energy and attention performing the duties assigned to him by the Chief Executive Officer. The Employee shall perform his duties in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purposes of advancing the business of the Company. During the term hereof, Employee agrees that Company may change Employee's position without resulting in a termination of Employee's employment with Company, provided Employee's salary and bonus shall remain unchanged. During the term hereof the Employee shall be based in Pleasanton, California, and the Company shall provide the Employee with appropriate office space and support staff in Rocklin.

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COMPENSATION

Salary and Bonus. Beginning as of January 2, 2006 and continuing during the term of this Agreement, the Company shall pay, and the Employee shall be entitled to receive from the Company, as a base salary for the Employment referred to herein, compensation at the rate of *$150,000* per year (the "Base Salary"), payable in equal monthly installments.

In addition to the Base Salary, the Employee shall be entitled to receive bonuses in the amounts, and subject to the conditions, set forth below:

Annual Performance Bonus. During the term of this Agreement, upon completion of each fiscal year the Employee shall be entitled to an "Annual Performance Bonus" equal to up to thirty percent (30%) of the Employee's Base Salary, one-half of which shall be based upon successful completion of the Company's milestones and one-half of which shall be based upon successful completion of individual milestones.

Management Stock Purchase Plan. The Company will establish a management stock purchase plan (MSPP) that will permit the voluntary deferral of the annual bonus into (Restricted Stock Units or RSU) a trust arrangement allowing for future payouts against the then current stock price. Under the MSPP the Company will permit participants to use their annual bonus to make stock purchases based on their position or salary grade.

Equity Incentives. The Employee may be entitled to receive stock options or equity incentives from time to time at the discretion of the Board of Directors. The amount of stock options (shares of option pool) eligible and the vesting schedule of those options will be based on the position and applicable information from comparable companies.

BENEFITS

Vacation. The Employee shall be entitled annually to three weeks of vacation in the aggregate, during which time his compensation shall be paid in full. Such vacation may not be carried over to subsequent years. In the event that the Employee may be entitled to a higher amount of vacation as determined by any vacation and/or Paid Time Off policy established by the company and so stated as a policy of the Company in a Company published Employee Handbook, then the Employee will be granted the higher amount.

Health Benefits. The Employee shall be entitled to participate in any Health benefits as may be developed by the company and published as Company policy in a Company Employee Handbook. However such benefits shall be paid for by the Company, and shall cover the Employee and the Employee's immediate family. In the event that no such policy is available to the Employee as of the date of this agreement, then the Company agrees to reimburse the Employee for any and all out of pocket expenses required to cover the cost of their own health benefits.

Reimbursement of Business Expanses. Employee shall be reimbursed by Company for business expenses including but not limited to any expenses associated with any home office of the Employee. Such expenses will be submitted to the Company in accordance with any Business Expense policy as published in the Company Employee Handbook

Miscellaneous Benefits. In addition, Employee shall be eligible to participate in the employee benefit plans, if any, maintained by the Company in accordance with and subject to the applicable terms of the respective plans.

TERM

Subject to the provisions of this Agreement shall be for a term of three years commencing on the date hereof, and shall be renewed automatically thereafter for successive one year terms, unless either party shall have given the other party written notice at least thirty (30) days prior to the last day of any term hereunder of his or its intention not to renew this Agreement.

TERMINATION

Termination for Cause. The Company may terminate the Employee's employment at any time for cause. Cause shall mean (i) a default or other breach by the Employee of his obligations under this Agreement, or the Shareholders Agreement between Company, Employee, and others dated ____________, 2006, (ii) the commission of a felony, including theft, by the Employee, or (iii) fraudulent or willful misconduct.

Termination for Lack of Funding. In the event the Company fails to raise the anticipated Five Million ($5,000,000) dollar capital investment by the 31st day of May 2006, the Company or Employee may terminate Employee's employment without any severance. However, the Company will pay to Employee compensation earned through the termination date.

Death During Employment. This Agreement shall terminate automatically upon the death of the Employee.

Termination of Employment Status Upon Disability. If at the end of any month the Employee is, and has been for substantially all the normal working days during twelve consecutive weeks, unable to perform the duties specified pursuant to this Agreement, due to mental or physical disability, then the Employee's employment may be terminated by the Company. Any determination of such an inability to perform shall be made only the Board of Directors of the Company with such professional advice as they may deem appropriate. Any determination of inability made by Company's Board of Directors shall be final and conclusive.

PAYMENTS UPON TERMINATION

Payment of Earned Salary and Repayment of Advances. Upon termination pursuant to this Agreement, the Company shall pay the Employee or his estate any salary earned and unpaid to the date of termination, and any outstanding funds advanced by the Company to or on behalf of the Employee shall become immediately due and payable.

Severance Payment. In the event the Company terminates this Agreement pursuant to the terms hereof at any time for any reason other than cause, as defined in the terms hereof, or this Agreement is terminated due to an event contemplated under the terms hereof, the Company shall (i) pay the Employee amounts equal to amounts that would have been payable to the Employee as base salary under the terms hereof but for such termination and (ii) provide to Employee the health and life insurance benefits that would have been provided under the terms hereof but for such termination, in each case for the Severance Period set fort in this Agreement.

Severance Period. In the event the Company terminates this Agreement pursuant to the terms hereof at any time for any reason other than cause, the Severance Period shall be six months (6) if such termination occurs within the first twelve (12) months of Employment. Thereafter, the Severance Period shall be computed as the lesser of (i), nine (9) months if such termination occurs within the following six (6) months, or twelve (12) months if such termination occurs within the following six (6) months, or (ii) remaining term of this Agreement. In no event shall the Severance Period be less than six (6) months. However, upon the automatic renewal of this Agreement, the Severance Period shall be twelve (12) months.

DISPUTE RESOLUTION / ATTORNEY FEES

Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration through Judicial Arbitration & Mediation Services, Inc. ("JAMS") under the then existing JAMS arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. In the event either party institutes arbitration or litigation to enforce the award of the arbitrator(s), the party prevailing in any such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements and arbitrators' fees relation to such arbitration or litigation.

MISCELLANEOUS

Notice. Any notice or other communication required or permitted to be given to the parties hereto shall be deemed to have been given when received, addressed, as follows (or at such other address as the party addressed may have substituted by notice pursuant to the terms hereof);

(a)	If to the Company: Avasoft, Inc. Jim Wheeler 2234 Solitude Court Rocklin, CA 95765	(b)	If to the Employee: Art Morley 3162 Berkshire Ct Pleasanton, CA 94588

Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

Assignment. The Company may assign its rights and delegate its responsibilities under this Agreement to any affiliated company or to any corporation which acquires all or substantially all of the operating assets of the Company by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or otherwise. The rights and obligations of the Employee hereunder shall not be assignable and any attempted assignment shall be void.

Waiver or Modification. This Agreement constitutes the entire agreement of the parties hereto and may be modified, amended or waived only by written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Life Insurance. Employee shall cooperate, provide medical information, and undergo any required medical examination required in connection with life insurance obtained by Avasoft, Inc.

IN WIINESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ART MORLEY

Art Morley

AVASOFT, INC.
A California Corporation

Jim Wheeler, CEO